Exhibit 10.12

PAGERDUTY, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

(Adopted on March 6, 2019; Effective upon the effectiveness of the registration statement relating to the Company’s initial public offering; Amended on March 12, 2024)

Non-employee directors shall receive the following compensation for their service on the PagerDuty, Inc., Board of Directors (the “Board”):

Equity

Initial Grant

Upon appointment or election to the Board, each non-employee director shall be granted an initial award of restricted stock units (“RSUs”) having a fair market value of $450,000 on the date of grant (the “Initial Grant”). The Initial Grant RSUs shall vest in three equal annual installments on the anniversary date on which the non-employee director was appointed to the Board, subject to continuous service.

Annual Grant
On the date of each annual meeting of stockholders, each non-employee director who will continue as a non-employee director following such meeting will be granted an annual award of restricted stock units (“RSUs”) having a fair market value of $185,000 on the date of grant (the “Annual Grant”).

The Annual Grant RSUs will fully vest on the earlier of the first anniversary of the grant date or immediately prior to the next annual meeting of stockholders, subject to continuous service.

If a non-employee director is appointed or elected to the Board six (6) months or less prior to the Company’s next annual meeting of stockholders, then such non-employee director shall NOT be granted the Annual Grant at the first annual meeting of stockholders following such director’s appointment or election.

Cash Retainers

Each non-employee director will be entitled to receive an annual cash retainer of $35,000 for service on the Board of directors and additional annual cash compensation for committee membership as follows:

Position	Annual Cash Retainer
Audit Committee Chair	$20,000
Audit Committee Member	$10,000
Compensation Committee Chair	$15,000
Compensation Committee Member	$7,500
Nominating & Corporate Governance Committee Chair	$10,000
Nominating & Corporate Governance Committee Member	$5,000

If one is appointed, the lead independent director of the Board will also be entitled to receive an additional annual cash retainer of $15,000.

Cash retainers shall be paid quarterly in arrears and shall be paid pro-rata for less than a full quarter of service.

The Company will also reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our Board or any committee thereof.

Note: Non-Employee Director Compensation is subject to the limits set forth in the PagerDuty, Inc. 2019 Equity Incentive Plan, which limits Non-Employee Director Compensation (cash and equity combined) to $750,000 in a calendar year or $1,00,000 in the initial year of service.